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                                                                    EXHIBIT 3.20
                                                  Unofficial English Translation

                                     BYLAWS
                                    TITLE ONE
                                  ORGANIZATION

FIRST. The Corporation is a stock corporation of variable capital ruled pursuant to these Bylaws and in all matters not foreseen on same, by the General Mercantile Corporation Law.

                                  SECOND TITLE
                        NAME, ADDRESS, TERM AND OBJECTIVE

SECOND. The corporation is named "Lear Corporation Mexico", name which shall always be followed by the words "Sociedad Anonima de Capital Variable" (stock corporation with variable capital) or its abbreviation "S. A. de C. V.".

THIRD. The address of the corporation is Mexico City, Federal District, but the stockholders and the Board of Directors of the Corporation may open agencies or branches of the corporation in any part of Mexico and abroad, without same implying a change of domicile.

FOURTH. The term of the corporation is for ninety-nine years effective from the date of its organization.

FIFTH. The corporate objectives of the corporation are:

1. The manufacturing, purchase, sale, export and import, on its own or to the account of third parties, in Mexico or abroad, of all kind of springs, seats, components and parts for the interiors of vehicles and automobiles of the automotive industry, as well as theatres, cinema and other show and meeting places seats and all kind of furniture.

2. The promotion, organization and management of all kind of mercantile or civil companies.

3. The acquisition of interest or participation in other mercantile or civil companies, taking part in their organization or acquiring shares or participation in those already organized, as well as the sale or transfer of such shares or participations.

4. To provide the companies of which the corporation is stockholder or partner, or with which it establishes a business relationship, counseling and consulting services in industrial, accounting, mercantile or financial matters.

5. To acquire in property or by leasing or use in any way all kind of real estate or personal properties, as well as the real rights necessary for its corporate objectives.

6. To grant, issue, draft, accept, endorse, certify or by any other means execute, including as guarantor, all type of credit instruments authorized by law.



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7.       The Acquisition, possession, use and disposition of patents, invention certificates, licenses, inventions, improvements to technical procedures, trademarks and commercial names and all the other rights of industrial or intellectual property, of its property or of third parties.

8. The representation, as intermediary, agent, representative or in any other capacity, of any individual or corporation, whether Mexican or foreign.

9. To execute and/or perform, in Mexico or abroad, with its own means or to the account of others, all kind of acts (including those of domain), civil, mercantile, principal or guarantee or any other type of agreements or contracts authorized by Law, being able as well, whether as a guarantor, surety or in any other capacity, including as a joint or several debtor, to guarantee obligations and debts of companies with which it has a direct or indirect participation in the capital stock of the corporation or corporations belonging to its same corporative group.

                                   THIRD TITLE
                            STOCK CAPITAL AND SHARES

SIXTH. The capital stock of the corporation is variable, with a fixed minimum capital of $117,500.00 (one hundred and seventeen thousand, five hundred pesos 00/100, Mexican currency), represented by 117,500 common shares. The variable capital of the corporation is unlimited.

SEVENTH. All the shares of the capital stock, including any preferential shares or those with special rights or with limited vote, shall be registered without a par value. All the shares shall be of free subscription and designated Series "B" shares unless: (i) the stockholders decide or is thus required by any law, for the shares to be issued reserved to Mexican stockholders, which shall be designated as Series "A", same which shall correspond to the portion of capital which the stockholders decide or, in its case, for the laws of regulatory provisions reserve to Mexican stockholders, except when the subscription or acquisition of said shares by foreign investors is authorized by the corresponding authorities or by applicable laws in matters of foreign investment; or (2) when shares called "neutral" should be issued, pursuant to the provisions of the respective authorization, same which shall be designated Series "N" shares.

EIGHTH. Except of the preferential shares or with special or limited rights that are issued, all the shares shall grant the same rights and obligations.

NINTH. The stock capital increases and reductions shall be subject to the following provisions:

a) The minimum capital increases and reductions of the corporation shall be made by means of a stockholders' resolution. The increases and reductions of the variable capital, insofar as this does not require a special quorum pursuant to these bylaws, may be made by means of a stockholders agreement.

b) No new shares shall be issued, until those shares previously issued have been fully paid.



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c)       The authorized, but still not subscribed shares and those shares, which have been amortized or withdrawn, must be kept in the Treasury of the Corporation.

d)       Only those shares fully paid may be amortized or withdrawn.

e) The amortization and withdrawal of shares shall be made in proportion to the stockholders, except when otherwise adopted by the stockholders and respecting, in its case, the withdrawal right of the stockholders set forth in the Sixteenth Clause.

f)       The amortization of shares with distributable profits, as foreseen in article 136 of the General Mercantile Corporations Law are hereby authorized, except for the provision of subparagraph III of the aforementioned article when the stockholders by unanimous vote accept the designation of shares to be acquired to amortize same.

                                  FOURTH TITLE
                               PREFERENTIAL RIGHTS

TENTH. Each registered stockholder shall have a preference to subscribe and acquire the new shares issued by the Corporation when making any capital stock increase, in proportion to the number of shares held prior to the increase and without counting, for the purposes of said proportion, the shares possessed by stockholders which do not exercise their preferential rights, provided, with respect to stockholders which are foreign investors and if so required by the applicable legal provisions, if same obtain the corresponding prior permit from the corresponding authorities to increase their proportion of shares, in its case, with the understanding that alternatively each of said foreign stockholders shall have the right to in order to acquire them to appoint one or more third parties with the legal capacity for same, pursuant to the same terms and conditions set forth for the other subscribing stockholders on the increase in question. Said preferential right may be exercised within fifteen days following the publication of the resolution decreeing the capital increase in the official journal of the corporate domicile or else within 15 days following the date on which each stockholder is notified in writing by the corporation with respect to the capital increase decreed.

                                   FIFTH TITLE
                  SHARE CERTIFICATES AND STOCKHOLDERS REGISTRY

ELEVENTH. The provisional stock certificates and the final stock certificates shall have progressive numbering and shall include all the data set forth in article one hundred and twenty-five of the General Mercantile Corporations Law, as well as the complete text of the Fifteenth Clause of the instrument herein and shall be signed by two Proprietary or Alternate Corporate Officials, with the understanding that said signatures may be printed by facsimile. The final stock certificates may have attached dividend coupons.

TWELFTH. All the stock certificates may cover one or several shares and any stockholder may request for the Board of Directors the exchange of any certificate previously issued on its name by one or several new certificates covering his/her shares, provided the total number of shares covered by said new certificates remains the same as the total number of shares covered by the substituted shares. The cost of any certificate exchanged requested by a stockholder shall be payable by said stockholder.


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THIRTEENTH. In the event of loss, theft, misplacement or destruction of any provisional or final stock title, its replacement shall be subject to the provisions of the First Chapter, First Title of the General Credit Instruments and Operations Law. All the duplicate stock certificates shall bear a notice indicating that they are duplicates and that the corresponding original certificates are left without no value. All the expenses corresponding to the replacement of said stock certificates shall be at the exclusive expense of the holder of the replaced certificate.

FOURTEENTH. The corporation shall keep a Stockholders Registry therein evidencing all the shares issued, as well as the name, address and citizenship of the holders of same and if the shares have been fully or partially paid, the exhibitions made and all the share transfers.

This registry shall be kept by the Secretary of the Corporation. All share transfers shall become effective with respect to the Corporation, as of the day the transfer has been recorded in the Stockholders' Registry of the Corporation. The Secretary shall be obliged to proceed to make the registries foreseen in the clause herein.

                                   SIXTH TITLE
                              FOREIGN STOCKHOLDERS

FIFTEENTH. All foreigner who in the act of organization or at any other future time acquires an interest or corporate participation, for that simple fact, shall be considered as Mexican with respect to said interest or participation, assets, rights, concessions, participations or interests of which the corporation is a holder and of the rights and obligations arising from the agreements which are a part of the corporation with Mexican authorities and shall be understood that he/she agrees not to invoke the protection of his government, under penalty, in the event of not complying with this agreement, of losing said interest or participation to the benefit of Mexico.

                                  SEVENTH TITLE
                      STOCKHOLDERS' AGREEMENTS AND MEETINGS

SIXTEENTH. The stockholders holding a meeting or by means of agreements resolved by them outside a meeting, pursuant to the provisions hereinafter set forth, constitute the supreme body of the corporation and its resolutions shall be binding for all the stockholders and, in the event of resolutions adopted during a meeting, even for those absent or dissident. In the event of a meeting, the dissident stockholders shall enjoy the rights granted in articles 201 (two hundred and one) and 206 (two hundred and six) of the General Mercantile Corporations Law and the absent stockholders, in its case, the right referred to in article 201 (two hundred and one) of the same law. In the event of withdrawal of any stockholders, same shall be pursuant to the provisions of article 220 (two hundred and twenty) of the General Mercantile Corporations Law and the value of the reimbursement shall be the accounting value of the share, pursuant to the Financial Statements of the corporate period immediate prior to the exercise during which the notice of withdrawal was received by the corporation, approved by the stockholders.

SEVENTEENTH. The stockholders' meeting shall be regular, special and exceptional.



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a)       Regular stockholders' meeting shall be those that meet to handle any of the following issues: 1) those referred to in article 180 (one hundred and eight) of the General Mercantile Corporation Law; 2) those referred to in article 181 (one hundred and eighty-one) of the General
         Mercantile Corporations Law; 3) all other issues included in the Order of the Day and which, pursuant to law or these Bylaws, are not expressly reserved to a Special or Exceptional Stockholders' Meeting; and 4) the report to the stockholders on the general balance and the corresponding statement of results for the corporate period of each corporation on which the corporation is a holder of the majority of the shares or social parts.

b) The special meetings shall be those that meet for the purpose of discussing any of the following issues:

  1.     Extension of the corporate term
  2.     Advance dissolution of the corporation
  3.     Increase or reduction of the minimum capital
  4.     Change of the corporate objectives
  5.     Change of nationality of the corporation
  6.     Transformation of the corporation
  7.     Merger with another corporation
  8.     Division of the corporation
  9.     Issuance of privileged shares
 10. Amortization by the corporation of its own shares on the minimum or variable capital or the issuance of shares with limited rights.
 11.     Issuance of bonds.
 12.     Any amendment to the bylaws.
 13. Any other issues for which a special majority of quorum of assistance or voting is set forth.

c) Exceptional stockholders' meetings shall be those called for any category of stockholders to discuss any issue which could damage the rights of said category of stockholders.

EIGHTEENTH. The stockholders' meetings shall be subject to the following provisions:

a) Except when otherwise provided herein, the stockholders' meeting may be held when considered convenient by the Board of Directors, the Chairman of the Board or at the request of any Corporate Officer or of stockholders holding, in total, a number of shares which represents at least 33% (thirty-three percent) of the capital subscribed and paid of the corporation or of the category of stockholders who wish to hold an exceptional stockholders' meeting or by any stockholders in the cases foreseen in article 185 (one hundred and eighty five) of the General Mercantile Corporations Law.

b) The regular stockholders meeting must be held at least once a year within four months following the closing of each corporate fiscal year and may include among the subject to be handled a report to the stockholders on the general balance and the corresponding statement of results for the corporate period immediately prior of each company of which the corporation holds the majority of the shares or corporate parts.


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c)       All the stockholders' meetings shall be held at the domicile of the corporation except in cases of force majeure or acts of God.

d) The call to any of the meetings shall be made by the Board of Directors or by the Corporate Official or in accordance with the provisions of articles 168 (one hundred and sixty-eight), 184 (one hundred and eighty-four) and 185 (one hundred and eighty-five) of the General Mercantile Corporations Law.

e) The call shall be published in one of the newspapers of largest circulation or in the Official Gazette of the corporate domicile of the corporation at least fifteen days in advance of the date of any stockholders' meeting.

f) The call shall include at least the date, hour and place of the stockholders' meeting, as well as the order of the day for same and shall be signed by the Chairman or Secretary of the Corporation or by the individual assigned by the Board of Directors or by the Corporate Official or in their absence, by a competent judge pursuant to the provisions of articles 168 (one hundred and sixty-eight), 184 (one hundred and eighty-four) and 185 (one hundred and eighty-five) of the General Mercantile Corporations Law.

g) In addition to the publication of the call, and except with a written waiver of same or to the provisions in the next item of this clause, the individuals of the corporation acknowledge as stockholders at the date of the call, as well as all the Corporate Officials and their alternates, must be called to all stockholders' meetings, in writing, at least fifteen days in advance of the date same is held, by telex, telegram, fax or cablegram, confirmed via certified air mail if the addressee resides abroad and confirmed by certified mail if the addressee resides in the United States of Mexico, prepaid postage, to the last address said stockholders and proprietary and alternate corporate officials have recorded in the office of the Secretary of the Corporation, with the understanding that the stockholders residing abroad may register with the corporation a second address located in the Republic of Mexico where the additional copy of the personal call should be submitted.

h) Any stockholders' meeting may be held without the prior need of a call and each stockholders' meeting which has been opened without the publication of a call and which is adjourned for any reason, may meet without prior call, if the stockholders who possess or represent all the shares with a right to vote on said stockholders' meeting are present or represented at the time of voting.

i) The stockholders may be represented at any stockholders' meeting by a person appointed in writing as proxy. For this purpose, the proprietary or alternate members of the Board of Directors and the proprietary or alternate corporate officials may not be attorneys in fact of the stockholders.

j) Except in the case of a legal order to the contrary, to be present at any stockholders' meeting of the corporation, only the holders of shares that are individuals or corporations whose names appear recorded in the Stockholders Registry Book shall be acknowledged and said recording in the aforementioned

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         book shall be sufficient to allow the entrance of said person to a stockholders' meeting.

k) All the stockholders' meeting shall be presided by the Chairman of the Board of Directors, assisted by the Secretary of the Corporation and in the absence of one or the other or of both, in their place the acting Chairman and Secretary shall be whoever is appointed by the stockholders' meeting by simple majority of votes.

l) Before the stockholders' meeting is open, the individual presiding same shall appoint one or more tellers to count the individuals present at the meeting, the number of shares which they hold or represent and the number of votes which each has the right to issue.

m) To legally consider a regular stockholders' meeting open held on a first call the holders of at least 50% (fifty percent) of the shares issued with the right to vote must be present or represented. Any regular stockholders' meeting held on a second or ulterior call shall be legally open regardless of the number of shares held by the stockholders present or represented.

n) To consider a meeting legally open on a special meeting held on a first call the holders of at least 75% (seventy-five percent) of the shares issued with the right to vote must be present or represented. To consider a special meeting legally installed held on second or ulterior call at least 50% (fifty percent) of the shares issued with the right to vote must be present or represented.

o) With respect to the assistance quorum for opening an exceptional stockholders' meeting, the provisions set forth in the article 195 (one hundred and ninety-five) of the General Mercantile Corporations Law shall rule.

p) With the exception of the shares of limited voting rights issued by the corporation, each share provides the right to issue one vote in any regular, special stockholders' meeting or in any exceptional stockholders' meeting held by the holders of shares of the same category.

q) Having evidenced the existence of quorum for the stockholders' meeting, the individual presiding same shall declare the stockholders' meeting legally open and shall submit to their considerations the items of the Order of the Day.

r) All the voting shall be by show of hand, unless those present possess or represent a majority of the shares present agree for the voting to be in writing.

s) For the validity of the resolutions adopted during any regular stockholders' meeting held on the first or ulterior call, the affirmative vote of the holders of at least a majority of shares with the right to vote present or represented is required.

t) For the validity of the resolutions adopted during any special stockholders' meeting held on the first or ulterior call, the affirmative vote of the holders of at least 50% (fifty percent) of the shares with the right to vote present or represented is required.



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u)       With respect to the voting on exceptional stockholders' meeting the provisions of article 195 (one hundred and ninety five) of the General Mercantile Corporations Law shall be fulfilled.

v) The Secretary shall draft the minutes of each stockholders' meeting, to be entered in the book of minutes and which shall be executed, at least, by the acting Chairman and Secretary.

         In addition, a file shall be open which shall include at least the following:

         i) A copy of the newspapers wherein the call was published, in its case, and of all the personal notices delivered.

         ii) The proxy letters which were submitted or a summary of same certified by the teller or tellers.

         iii) The reports, opinions and all other documents which would have been submitted to the stockholders' meeting.

         iv)      A copy of the stockholders' meeting minutes.

w) If for any reason a stockholders' meeting legally convened is not held, this fact and the causes shall be entered in the book of minutes, opening a file pursuant to the foregoing item.

NINETEENTH. The stockholders may adopt resolutions outside stockholders' meetings of any type, provided they are adopted by the unanimous vote of all the stockholders with the right to vote and provided the votes are confirmed in writing by them, either directly or through the person appointed in writing. In all cases a file shall be open which shall include the proxies attached to the written confirmation or a summary of same certified by the Secretary, the reports, opinions and all other documents which would have been delivered to the stockholders and a copy of the written confirmation of the resolutions adopted. The text of said confirmation may be transcribed in the corresponding Book of Minutes.

                                  EIGHTH TITLE
                              CORPORATE MANAGEMENT

TWENTIETH. The corporation shall be managed by a Sole Administrator or by a Board of Directors integrated by at least 2 (two) members, who may be stockholders or not.

TWENTY-FIRST. Each stockholder or stockholders who possess or jointly possess shares representing a total of twenty-five percent (25%) of all the shares issued by the corporation shall have the right to appoint a member of the Board, pursuant to article 144 (one hundred and forty-four) of the General Mercantile Corporations Law. The shares which serve as the basis to elect one or several members pursuant to the provisions of this clause shall not be taken into account for the election of any other member.



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TWENTY-SECOND. Each stockholders or group of stockholders of the corporation who elects one or more proprietary members shall also have the right to name one or more alternates to substitute same during any meeting to which the proprietary member does not assist or in the event of death, removal, resignation, legal disability or any other permanent impediment which would hinder the ability of the proprietary member to duly fulfill its obligations. An alternate member may indistinctly replace any of the Proprietary Members, without being able to act simultaneously in substitution of more than one proprietary member.

TWENTY-THIRD. The Proprietary Members and their alternates shall hold their office for 1 (one) year. The proprietary and alternate members may be removed at any time by the stockholders. The appointment of one or more members appointed by a minority of stockholders may only be revoked what the appointment of the rest of the members of the Board is likewise revoked. The Proprietary and Alternate members shall continue performing their obligations until their successors take over the office. The proprietary and alternate members may be reelected. When the required quorum can not be met due to the decease, removal, resignation, legal disability or any other permanent impediment of one or more members or their alternates, the corporate official or officials by majority shall designate one or more successors, as the case may be, to cover the vacant office or offices until a stockholders' meeting appoints the successor or successors, in its case.

TWENTY-FOURTH. In the case of a meeting of the Board of Directors, same shall meet at the corporate address of the corporation or in any other place legally appointed. The Board may meet as many times as is considered necessary or convenient by its Chairman or by any of the acting proprietary or alternate corporate officials. The calls to the meetings of the Board must be submitted in writing to each of the proprietary and alternate members, as well as to all the proprietary and alternate members, at least fifteen (15) days in advance of the date of the meeting, by telex, telegram, fax or cablegram, confirming same by letter sent by certified air mail if the addressee resides abroad or by regular mail if the addressee resides in the United States of Mexico, postage paid, to the last address recorded with the Secretary by the addressee. The call shall include the hour, date, place and the Order of the Day of the meeting. Any meeting of the Board may be legally held even without a prior call when present at same are all the Proprietary members or their acting alternates, as well as the corporate officials and their alternates.

TWENTY-FIFTH. The meetings of the Board of Directors shall be subject to the following provisions:

a) There shall be quorum during any meeting of the Board of Directors when at least a majority of the proprietary members or their respective alternates are present.

b) The resolutions of the Board of Directors shall only be valid when approved by the affirmative vote of at least a majority of the proprietary or alternate members present.

The Chairman of the Board or his/her alternate shall have the casting vote in the event of a tie.



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Minutes shall be drafted of all the meetings of the Board of Directors and same shall be entered in the corresponding book of minutes and executed at least by the Chairman and Secretary.

TWENTY-SIXTH. The Board of Directors may adopt resolutions outside a meeting of the Board, provided the resolutions are adopted by the unanimous vote of all the members, proprietary or alternate, of said Board and provided same are confirmed in writing by them. In all cases a file shall be open which shall include all the documents delivered to the members and a copy of the written confirmation of the resolutions adopted. The text of said confirmation shall be transcribed in the corresponding Book of Minutes.

TWENTY-SEVEN. The Sole Administrator or the Board of Directors shall have the most extended power of attorney provided by law to a general principal in order to execute all type of agreements and to carry out all type of actions and operations which by law or the provisions of the bylaws herein are not reserved to a stockholders' meeting, as well as to manage and direct the business of the corporation, to achieve each and everyone of the corporate objectives and to represent same before all type of authorities, whether legal (civil and criminal), labor or administrative, whether federal estate or municipal, with the most extended power of attorney for lawsuits and collects, acts of administration and of ownership, pursuant to the provisions of the first three paragraphs of article 2554 (two thousand, five hundred and fifty-four) of the Civil Code for the Federal District and the correlative articles of the Civil Codes for the States, even enjoying those faculties which require a special clause and those referred to in article 2587 (two thousand, five hundred and eighty-seven) of the Civil Code for the Federal District and the correlative articles of the Civil Codes for the States and those powers of attorney referred to in articles 2575 (two thousand five hundred and seventy-four), 2582 (two thousand five hundred and eighty-two) and 2593 (two thousand five hundred and ninety-three) of the Civil Code for the Federal District and the correlative articles of the Civil Codes for the States and expressly the faculties to manage labor relationships, to conciliate, appear at trial pursuant to the provisions of subparagraph I and VI of article 876 and article 878 of the Federal Labor Law and to execute agreements, as well as the faculties and authorizations pursuant to article 9 (nine) of the General Credit Instruments and Operations Law, including, but not limited to, the following:

a) To file claims and complaints and to desist from same, to file accusations, and to constitute themselves as assistants of the General Attorney's Office and grant pardons.

b)       To file "amparo" suits and to desist from same.

c) To grant, without limitations or with those considered pertinent by the Board and to revoke all type of general and/or special powers of attorney, including, but not limited to, any of the faculties for acts of management, acts of ownership and for lawsuits and collections.

d) To delegate any of the faculties to any person or persons, managers, officers, attorneys in fact or committees which the Board may consider pertinent.

e)       To withdraw from actions



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f)       To settle

g)       To submit to arbitration

h)       To answer and make interrogatories

i)       To assign properties

j)       To challenge

k)       To receive payments

No member of the Board of Directors may, jointly or severely, exercise the aforementioned powers of attorney without the express authorization of the Board of Directors or of the stockholders.

                                   NINTH TITLE
                                    OFFICERS

TWENTY-EIGHTH. The Board of Directors shall appoint from among its members, a Chairman and a Secretary which need not be members and the latter shall also be the Secretary of the Corporation. In addition, the stockholders or the Board may appoint one or more General or Special Managers who need not be stockholders or members and who shall enjoy the faculties expressly granted to them.

The stockholders, at their discretion, may remove any of the individuals appointed pursuant to this clause. In addition, the Board of Directors may remove any of the individuals it has appointed.

                                   TENTH TITLE
                         SUPERVISION OF THE CORPORATION

TWENTY-NINTH. The supervision of the corporation shall be entrusted to one or several corporate official. These officials need not be stockholders and shall be granted the rights and obligations set forth in article 166 and the next ones of the General Mercantile Corporations Law. The corporate officials shall hold office during one year or until their successors have been appointed and take over the office. Each stockholder or group of stockholders holding at least twenty-five percent of the shares issued by the corporation shall have the right to appoint a proprietary and alternate corporate official. Each stockholder or group of stockholders may elect a corporate official, may also appoint one or several alternate corporate officials who need not be stockholders to substitute the proprietary corporate officials during their temporary or permanent absences.

THIRTIETH. Any corporate official shall have:

a) The right to perform an annual audit and analysis of the books and records of the corporation for the purpose of issuing an opinion on the financial condition of the corporation, pursuant to the accounting principles generally accepted and consistently applied; and



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b)       At all times complete access during normal business hours of the corporation, to all the establishments, books, records, documents and information on or relative to the corporation and its operations.

THIRTY-FIRST. The corporation shall pay all the charges due on the fees and expenses of the external auditors of the corporation, with respect to their audits of the corporation. The corporation shall pay all the other charges of the corporate officials (proprietary and alternates) relative to the fulfillment of their supervisory operations as foreseen by law or in the bylaws herein.

                                 ELEVENTH TITLE
                     PLEDGES OF THE BOARD MEMBERS, OFFICERS
                             AND CORPORATE OFFICIALS

THIRTY-SECOND. The stockholders may resolve that the proprietary and alternate members of the Board of Directors, the Sole Administrator, officers, general managers, special managers, corporate officials and alternate corporate officials shall submit a pledge to guarantee the faithful fulfillment of their obligations.

                                  TWELFTH TITLE
                CORPORATE PERIOD, FINANCIAL STATEMENTS, RESERVES
                          AND LIMITED RESPONSIBILITIES

THIRTY-THIRD. The corporate exercise of the corporation shall be a calendar year, except for the first period which shall conclude on December 31 of the year the corporation is organized.

THIRTY-FOUR. The corporation:

a) Shall keep the books, files and accounts in reasonable detail to reflect the exact and faithful operations and transfers of the corporate assets.

b) Shall prepare and keep a system of internal controls for its accounting that allows it to ensure that:

         (i) The operations are carried out and the use of the right for disposing of assets is limited, pursuant to the general or special authorizations of the Board of Directors.

         (ii) The operations carried out are reflected in the books in a manner necessary to allow the preparation of the financial statements, pursuant to the accounting principles generally accepted and to maintain due accounting records of the income, expenses and assets; and

         (iii) The accounting of the assets shall be compared with the existing assets at reasonable intervals and appropriate steps shall be taken of any differences; and

c) Shall periodically prepare and deliver to the Board and to the corporate officials all other financial and accounting reports which may reasonably be requested by the stockholders, the Board or the corporate officials and in the form requested by them.

THIRTY-FIFTH. The management report and the financial statements required pursuant to article 172 of the General Mercantile Corporations Law shall be prepared at the closing of each corporate period and shall include all the information required pursuant to said article. Said financial statements shall be prepared within three months following the closing of each corporate period and together with the management reports shall be placed at the disposal of the stockholders at least fifteen (15) days prior to the date set forth for the stockholders' meeting during which same shall be discussed.

THIRTY-SIXTH. After making the reserves required to pay the taxes, the profit sharing, the creation or increase of the legal reserve fund until same achieves, at least, on fifth of the capital stock, the profits obtained yearly by the corporation, pursuant to the approved general balance, shall be applied as provided in the stockholders' meeting.

THIRTY-SEVENTH. The founders of the corporation do not reserve any special interest on any of the corporate profits.

THIRTY-EIGHTH. With respect to the shares with a par value the responsibility of each stockholders shall be limited to the par value of the shares he/she holds and each stockholders shall be responsible for any unpaid par value on the shares. With respect to the shares without a par value, the responsibility of each stockholder shall be limited to the value of said shares attributed to the capital stock at the time said shares are issued and are subscribed.

                                THIRTEENTH TITLE
                 DISSOLUTION AND LIQUIDATION OF THE CORPORATION

THIRTY-NINTH. The corporation shall be dissolved in the cases listed on article 229 (two hundred and twenty-nine) of the General Mercantile Corporations Law, but only in accordance with the provisions of article 232 (two hundred and thirty-two) of said law.

FORTIETH. The liquidation of the corporation shall be subject to the provisions of the Eleventh Chapter of the General Mercantile Corporations Law, and carried out by one or more liquidators.

FORTY-FIRST. During the liquidation of the Corporation, the liquidators shall have the same faculties and obligations which during the normal life of corporation is held by the Board of Directors, the Sole Administrator or the officers.

FORTY-SECOND. As long as the appointment of the liquidators has not been recorded in the Public Commerce Registry and same have not begun their operations, the Board of Directors, the Sole Administrator and the officers, general and special managers of the corporation shall continue complying with their obligations, but may not begin new operations after the resolution to liquidate the corporation has been approved by the stockholders or it is evidenced that there is a legal cause for same.